CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Carolina Bank Holdings, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-60750, 333-105765, and 333-146396) of Carolina Bank Holdings, Inc. and Subsidiary of our report dated March 17, 2008, related to the audits of the consolidated financial statements of Carolina Bank Holdings, Inc. and Subsidiary as of December 31, 2007 and 2006, for each of the years in the two-year period ended December 31, 2007, which report is included in the December 31, 2007 Annual Report on Form 10-K of Carolina Bank Holdings, Inc. and Subsidiary.

/s/ Cherry, Bekaert & Holland, L.L.P.

Charlotte, North Carolina

March 26, 2008